Exhibit 99.1

Benihana Inc. Reports Fiscal Fourth Quarter & Full Year 2009 Results

-Conference Call to be Held Today at 5:00 PM ET-

MIAMI--(BUSINESS WIRE)--June 29, 2009--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported results for its 12-week fiscal fourth quarter and full year ended March 29, 2009.

Highlights for the Company's 12-week fiscal fourth quarter 2009 relative to the 12-week fiscal fourth quarter 2008 include:

  Total restaurant sales increased 5.4% to $73.6 million
  Opened 2 Benihana teppanyaki restaurants in Coral Springs, Florida and Columbus, Ohio
  Restaurant operating profit of $11.4 million, or 15.6% of restaurant sales, compared to $9.7 million, or 13.9% of restaurant sales
  Diluted earnings per share of $0.06, which included a $0.12 per diluted share compensation charge, net of tax, related to the retirement of the Company’s former Chief Executive Officer, compared to diluted earnings per share of $0.17. Exclusive of this compensation charge, diluted earnings per share totaled $0.18.

Highlights for the Company's full year 2009 relative to the full year 2008 include:

  Total restaurant sales increased 2.9% to $303.9 million
  Opened 4 Benihana teppanyaki restaurants and 4 RA Sushi restaurants
  Restaurant operating profit of $42.3 million, or 13.9% of restaurant sales, compared to $47.4 million, or 16.0% of restaurant sales
  Diluted loss per share of $0.40, which included $0.95 per diluted share, net of tax, related to an impairment charge on the carrying value of its RA Sushi goodwill, impairment charges on the carrying value of its property and equipment at five restaurant locations and a compensation charge for the retirement of the Company’s former Chief Executive Officer, compared to diluted earnings per share of $0.75. Exclusive of these charges, diluted earnings per share totaled $0.55.

Richard C. Stockinger, Chief Executive Officer, said, "Despite the macro slowdown and its ongoing effect on consumer discretionary spending, our quarterly performance met expectations. While Company-wide comparable sales improved only modestly on a sequential basis, we generated our highest restaurant operating profit margin of fiscal year 2009, along with a 170 basis point improvement over the same quarter last year. We have been effectively managing controllable expenses throughout the organization.”

Mr. Stockinger continued, “Currently, we are in the midst of reevaluating the overall Benihana teppanyaki experience. Over the next several months, we will be implementing initiatives focused on reaching out to our guests in a more unique and personal way, elevating the offerings of our food and beverages, and raising the level of our service standards. These steps will enable us to maximize market share, build stronger, lasting relationships with our guests, and enhance our business model. Our greatest opportunities are rooted in taking care of our guests in the best manner possible. We look forward to providing details on these initiatives towards the end of the summer. Overall, we are focused on enhancing shareholder value as well as the financial strength of the Company by putting our guests first, and we are confident that we will be well positioned to capitalize on the eventual economic recovery.”

Fiscal Fourth Quarter 2009 Results

For fiscal fourth quarter of 2009, total revenues increased 5.3% to $74.0 million, compared to $70.2 million in fiscal fourth quarter 2008. Total restaurant sales increased 5.4% to $73.6 million in the fourth fiscal quarter 2009 from $69.8 million in the fourth fiscal quarter 2008.

On a comparable basis, Company-wide comparable restaurant sales were (10.4%), including (12.1%) at Benihana teppanyaki, (1.2%) at RA Sushi, and (12.6%) at Haru. There were a total of 1,131 store-operating weeks in the fourth fiscal quarter of 2009 compared to 971 store-operating weeks in the fourth fiscal quarter of 2008. During the period, Benihana teppanyaki represented approximately 68.4% of consolidated restaurant sales, while RA Sushi and Haru accounted for 21.4% and 10.2% of consolidated restaurant sales, respectively.

Restaurant operating profit for the fiscal fourth quarter of 2009 was $11.4 million, or 15.6% of restaurant sales, compared to $9.7 million, or 13.9% of restaurant sales a year-ago.

Marketing, general and administrative expenses for the fiscal fourth quarter of 2009 totaled $9.7 million, or 13.2% of restaurant sales, compared to $6.8 million, or 9.8% of restaurant sales in the same period last year. During the fiscal fourth quarter of 2009, the Company incurred charges totaling $3.2 million ($1.9 million, net of tax), or a $0.12 impact to diluted earnings per share, related to the retirement of the Company’s former Chief Executive Officer.

Inclusive of the aforementioned charges, income from operations was $1.7 million for the fiscal fourth quarter of 2009, compared to income from operations of $2.6 million in the prior year quarter.

Net income for the fiscal fourth quarter of 2009 was $1.2 million, or $0.06 in diluted earnings per share, compared to net income of $2.9 million, or $0.17 in diluted earnings per share in the same quarter last year. Net income for the fiscal fourth quarter of 2009, exclusive of the charges related to the former CEO’s retirement, was $3.1 million, or $0.18 in diluted earnings per share.

In the fourth fiscal quarter of 2009, the Company reopened the Benihana teppanyaki restaurant in Memphis, Tennessee which was previously destroyed by a fire. In addition, the Company opened Benihana teppanyaki restaurants in Coral Springs, Florida and Columbus, Ohio.

Full Year 2009 Results

Total revenues for the 52-week fiscal year 2009 increased 2.9% to $305.6 million, compared to $296.9 million in the 52-week fiscal year 2008. Total restaurant sales increased 2.9% to $303.9 million from $295.2 million.

For fiscal year 2009, Company-wide comparable restaurant sales decreased (8.0%), including (7.7%) at Benihana teppanyaki, (7.5%) at RA Sushi, and (10.6%) at Haru. Benihana teppanyaki represented approximately 68.1% of consolidated restaurant sales, while RA Sushi and Haru accounted for 20.2% and 11.7% of consolidated restaurant sales, respectively. There were a total of 4,603 store-operating weeks in fiscal year 2009 compared to 4,115 store-operating weeks in fiscal year 2008.

Net loss for fiscal year 2009 was $5.1 million, or a $0.40 diluted loss per share, compared to net income of $12.8 million, or $0.75 in diluted earnings per share in fiscal year 2008. Fiscal year 2009 includes a non-cash impairment charge of $9.6 million, ($5.7 million, net of tax), or $0.37 impact on diluted loss per share, related to five restaurant locations which remain open, a non-cash impairment charge of $11.9 million, ($7.0 million, net of tax), or $0.46 impact on diluted loss per share, related to our RA Sushi goodwill, along with charges related to the retirement of the Company’s former Chief Executive Officer of $3.2 million, ($1.9 million, net of tax), or $0.12 impact on diluted loss per share. Net income for fiscal 2009, exclusive of these charges, was $9.5 million, or $0.55 in diluted earnings per share.

Fiscal Year 2010 Guidance

The Company is providing the following guidance for fiscal year 2010:

  Total restaurant sales of $305 million to $310 million. Total restaurant operating weeks are estimated to be between 5,000 and 5,075;
  The opening of four new restaurants, including one Benihana teppanyaki and three RA Sushi restaurants, all in the first half of the fiscal year. The RA Sushi in Atlanta, Georgia and the new Benihana teppanyaki in Orlando, Florida, have already opened;
  Cost of sales are expected to remain favorable on a percentage basis with the prior fiscal year through the first quarter of fiscal 2010. However, cost of sales as a percentage of sales will revert to fiscal 2009 levels with the rollout of enhanced menu items at Benihana teppyanyaki, beginning in the second fiscal quarter;
  Capital expenditures of approximately $15 million;
  Reduction in outstanding debt by approximately $6 million, resulting in an outstanding balance of approximately $27.5 million;
  Diluted earnings per share of $0.40 to $0.45. Diluted common shares outstanding are estimated to be approximately 18.7 million shares.

There is currently one additional Benihana teppanyaki restaurant under development in East Rutherford (Meadowlands), New Jersey. There is also one additional RA Sushi restaurant under development in Orlando, Florida. The Company elected to terminate the leases for the Benihana teppanyaki restaurants that were planned for Chicago, Illinois and Westwood (Boston), Massachusetts, as well as the lease for the RA Sushi restaurant that was planned for Westwood (Boston), Massachusetts.

The above discussion contains certain non-GAAP financial measures as defined under SEC rules, such as net (loss) income and diluted (loss) earnings per share, adjusted in each case to exclude certain items disclosed above. The Company believes that each of the foregoing non-GAAP financial measures improves the transparency of the Company’s disclosure, provides a meaningful presentation of the Company’s results from its ongoing operations excluding the impact of items not related to the Company’s ongoing operations, and improves the period-to-period comparability of the Company’s results from its ongoing operations.

Conference Call Today

The Company will hold a conference call to discuss its fiscal fourth quarter and full year 2009 results today at 5:00 PM ET.

The conference call can be accessed live over the phone by dialing 1-888-228-5193, or for international callers, 1-913-981-5526. A replay will be available one hour after the call through July 6, 2009 and can be accessed by dialing 1-888-203-1112, or for international callers, 1-719-457-0820; the conference ID is 2672841. The call will also be webcast live from the investor relations portion of the Company's website at www.benihana.com.

About Benihana

Benihana Inc. (Nasdaq: BNHNA) (Nasdaq: BNHN) operates 97 restaurants nationwide, including 65 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 23 RA Sushi Bar restaurants. Under development at present are four restaurants -- one Benihana teppanyaki restaurants and three RA Sushi restaurants. In addition, 22 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video

Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
	Three Periods Ended
	29-Mar-09	30-Mar-08	$	Change	% Change

Revenues
Restaurant sales	$ 73,578	$69,796		$3,782	5.4%
Franchise fees and royalties	375	432		(57)	-13.2%
Total revenues	73,953	70,228		3,725	5.3%

Costs and Expenses
Cost of food and beverage sales	17,122	16,686		436	2.6%
Restaurant operating expenses	45,011	43,406		1,605	3.7%
Restaurant opening costs	427	752		(325)	-43.2%
Marketing, general and administrative expenses	9,717	6,818		2,899	42.5%
Total operating expenses	72,277	67,662		4,615	6.8%

Income from operations	1,676	2,566		(890)	-34.7%
Interest (expense) income, net	(337)	12		(349)	-2908.3%

Income before income taxes	1,339	2,578		(1,239)	-48.1%
Income tax expense (benefit)	175	(329)		504	-153.2%

Net income	1,164	2,907		(1,743)	-60.0%
Less: accretion of preferred stock issuance costs and preferred stock dividends	251	250		1	0.4%

Net income attributable to common stockholders	$ 913	$2,657		$(1,744)	-65.6%

Earnings Per Share
Basic earnings per common share	$ 0.06	$0.17		$(0.11)	-64.7%
Diluted earnings per common share	$ 0.06	$0.17		$(0.11)	-64.7%

Weighted Average Shares Outstanding
Basic	15,297	15,258		39	0.3%
Diluted	15,297	17,252		(1,955)	-11.3%

Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
	Thirteen Periods Ended
	29-Mar-09	30-Mar-08	$	Change	% Change

Revenues
Restaurant sales	$303,868	$ 295,190		$8,678	2.9%
Franchise fees and royalties	1,739	1,756		(17)	-1.0%
Total revenues	305,607	296,946		8,661	2.9%

Costs and Expenses
Cost of food and beverage sales	72,646	69,727		2,919	4.2%
Restaurant operating expenses	188,922	178,099		10,823	6.1%
Restaurant opening costs	2,165	3,440		(1,275)	-37.1%
Marketing, general and administrative expenses	30,289	28,092		2,197	7.8%
Impairment charges	21,505	-		21,505	100.0%
Total operating expenses	315,527	279,358		36,169	12.9%

(Loss) income from operations	(9,920)	17,588		(27,508)	-156.4%
Interest (expense) income, net	(848)	270		(1,118)	-414.1%

(Loss) income before income taxes	(10,768)	17,858		(28,626)	-160.3%
Income tax (benefit) provision	(5,703)	5,065		(10,768)	-212.6%

Net (loss) income	(5,065)	12,793		(17,858)	-139.6%
Less: accretion of preferred stock issuance costs and preferred stock dividends	1,087	1,084		3	0.3%

Net (loss) income attributable to common stockholders	$(6,152)	$ 11,709		$(17,861)	-152.5%

(Loss) Earnings Per Share
Basic (loss) earnings per common share	($0.40)	$0.77		($1.17)	-151.9%
Diluted (loss) earnings per common share	($0.40)	$0.75		($1.15)	-153.3%

Weighted Average Shares Outstanding
Basic	15,289	15,173		116	0.8%
Diluted	15,289	17,169		(1,880)	-10.9%

Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
	Three Periods Ended
	29-Mar-09	30-Mar-08	$	Change	% Change

Total restaurant sales by concept:
Benihana	$50,330	$49,565		$765	1.5%
Haru	7,472	8,553		(1,081)	-12.6%
RA Sushi	15,776	11,678		4,098	35.1%
Total restaurant sales	$73,578	$69,796		$3,782	5.4%

Comparable restaurant sales by concept:
Benihana	$43,367	$49,363		$(5,996)	-12.1%
Haru	7,471	8,552		(1,081)	-12.6%
RA Sushi	11,540	11,678		(138)	-1.2%
Total comparable restaurant sales	$62,378	$69,593		$(7,215)	-10.4%

Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
	Thirteen Periods Ended
	29-Mar-09	30-Mar-08	$	Change	% Change

Total restaurant sales by concept:
Benihana	$206,970	$215,716		$(8,746)	-4.1%
Haru	35,628	34,509		1,119	3.2%
RA Sushi	61,270	44,965		16,305	36.3%
Total restaurant sales	$303,868	$295,190		$8,678	2.9%

Comparable restaurant sales by concept:
Benihana	$189,165	$204,969		$(15,804)	-7.7%
Haru	30,853	34,509		(3,656)	-10.6%
RA Sushi	41,500	44,886		(3,386)	-7.5%
Total comparable restaurant sales	$261,518	$284,364		$(22,846)	-8.0%

Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
	Three Periods Ended
	29-Mar-09	30-Mar-08	$	Change	% Change

Restaurant sales	$73,578	$69,796		$3,782	5.4%
Cost of food & beverage sales	17,122	16,686		436	2.6%
Gross profit	56,456	53,110		3,346	6.3%

Restaurant operating expenses:
Labor and related costs	23,934	24,195		(261)	-1.1%
Restaurant supplies	1,796	1,674		122	7.3%
Credit card discounts	1,359	1,311		48	3.7%
Utilities	2,175	2,008		167	8.3%
Occupancy costs	5,068	4,236		832	19.6%
Depreciation and amortization	4,382	4,118		264	6.4%
Other restaurant operating expenses	6,297	5,864		433	7.4%
Total restaurant operating expenses	45,011	43,406		1,605	3.7%

Restaurant operating profit	$11,445	$9,704		$1,741	17.9%

Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
	Thirteen Periods Ended
	29-Mar-09	30-Mar-08	$	Change	% Change

Restaurant sales	$303,868	$295,190		$8,678	2.9%
Cost of food & beverage sales	72,646	69,727		2,919	4.2%
Gross profit	231,222	225,463		5,759	2.6%

Restaurant operating expenses:
Labor and related costs	104,174	100,655		3,519	3.5%
Restaurant supplies	7,339	6,841		498	7.3%
Credit card discounts	5,787	5,592		195	3.5%
Utilities	9,293	7,926		1,367	17.2%
Occupancy costs	19,727	17,620		2,107	12.0%
Depreciation and amortization	18,121	16,595		1,526	9.2%
Other restaurant operating expenses	24,481	22,870		1,611	7.0%
Total restaurant operating expenses	188,922	178,099		10,823	6.1%

Restaurant operating profit	$42,300	$47,364		$(5,064)	-10.7%

Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Three Periods Ended
	29-Mar-09	30-Mar-08

Restaurant sales	100.00%	100.00%
Cost of food and beverage sales	23.27%	23.91%
Gross profit margin	76.73%	76.09%

Restaurant operating expenses:
Labor and related costs	32.53%	34.67%
Restaurant supplies	2.44%	2.40%
Credit card discounts	1.85%	1.88%
Utilities	2.96%	2.88%
Occupancy costs	6.89%	6.07%
Depreciation and amortization	5.96%	5.90%
Other restaurant operating expenses	8.56%	8.40%
Total restaurant operating expenses	61.17%	62.19%

Restaurant operating profit margin	15.55%	13.90%

Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Thirteen Periods Ended
	29-Mar-09	30-Mar-08

Restaurant sales	100.00%	100.00%
Cost of food and beverage sales	23.91%	23.62%
Gross profit margin	76.09%	76.38%

Restaurant operating expenses:
Labor and related costs	34.28%	34.10%
Restaurant supplies	2.42%	2.32%
Credit card discounts	1.90%	1.89%
Utilities	3.06%	2.69%
Occupancy costs	6.49%	5.97%
Depreciation and amortization	5.96%	5.62%
Other restaurant operating expenses	8.06%	7.75%
Total restaurant operating expenses	62.17%	60.33%

Restaurant operating profit margin	13.92%	16.05%

Benihana Inc. and Subsidiaries
Balance Sheet Data
(Unaudited)

(in thousands)
	29-Mar-09	30-Mar-08

Assets
Cash and cash equivalents	$3,891	$1,718
Other current assets	13,621	17,897
Total current assets	17,512	19,615

Property and equipment, net	203,299	184,176
Goodwill	18,020	29,900
Other assets	18,296	7,963

	$257,127	$241,654

Liabilities and Stockholders’ Equity
Other current liabilities	$36,566	$35,102
Total current liabilities	36,566	35,102

Long-term debt—bank	33,351	17,422
Other liabilities	15,237	12,065
Total liabilities	85,154	64,589

Convertible preferred stock	19,536	19,449
Total stockholders’ equity	152,437	157,616

	$257,127	$241,654

CONTACT:
ICR
Raphael Gross or Tom Ryan, 203-682-8200